Exhibit 99.28

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
	January		April to January			March 2019 budget(1)
	2018	2019	2017-2018	2018-2019	Change (%)	2018-2019	Change (%)	(2)
GENERAL FUND
Revenue
Own-source revenue	4 645	4 887	49 330	53 302	8.1	64 844	4.6
Federal transfers	1 675	1 705	16 849	17 529	4.0	20 999	4.6
Total revenue	6 320	6 592	66 179	70 831	7.0	85 843	4.6
Expenditure
Program spending	–5 512	–6 268	–58 333	–61 305	5.1	–76 869	6.1
Debt service	–587	–530	–5 949	–5 561	–6.5	–6 775	–5.2
Total expenditure	–6 099	–6 798	–64 282	–66 866	4.0	–83 644	5.1
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	–115	–51	1 129	1 334	—	276	—
Health and social services and education networks(5)	103	2	83	17	—	25	—
Generations Fund	285	233	1 818	2 580	—	3 106	—
Total consolidated entities	273	184	3 030	3 931	—	3 407	—
SURPLUS (DEFICIT)(6)	494	–22	4 927	7 896	—	5 606	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–285	–233	–1 818	–2 580	—	–3 106	—
BUDGETARY BALANCE(7)	209	–255	3 109	5 316	—	2 500	—

CHANGE IN THE BUDGETARY BALANCE IN 2018-2019

The cumulative results at January 31, 2019 showed a budgetary surplus of $5.3 billion.

Based on the March 2019 budget forecasts, the budgetary surplus is expected to decrease to $2.5 billion over the last two months of the fiscal year. The decrease in the budgetary balance is due to:

  an anticipated slowdown in the growth of revenue which, coupled with an anticipated acceleration in the growth of spending, will contribute to reducing the surplus by $1.2 billion;

  the initiatives announced in the December 2018 Update on Québec’s Economic and Financial Situation, for which a balance of $144 million is still to be recorded;

  the targeted, non-recurring initiatives totalling $1.4 billion in order to improve public services and increase the potential of the economy, announced in Budget 2019-2020.

In keeping with the government’s commitment, the preliminary results for 2018-2019 will be presented in June 2019 in the Monthly Report on Financial Transactions at March 31, 2019.

CHANGE IN THE BUDGETARY BALANCE ACCORDING TO THE MARCH 2019 BUDGET
(millions of dollars)
2018-2019
MONTHLY REPORT ON FINANCIAL TRANSACTIONS AT JANUARY 31, 2019(7)	5 316
UPCOMING RESULTS FOR FEBRUARY TO MARCH 2019
Results related to the economic and budgetary situation
– Revenue and expenditure of the General Fund	–858
– Results of bodies and funds	–382
Subtotal	–1 240
Balance of initiatives from the December 2018 update to be completed	–144
Targeted initiatives for improving public services and increasing the potential of the economy – March 2019
– Improving the quality of education and health services	–90
– Increasing the potential of the economy	–357
– Acting for the environment	–51
– Supporting communities and other initiatives	–935
Subtotal	–1 432
TOTAL	–2 816
ANTICIPATED BUDGETARY BALANCE(7) – MARCH 2019 BUDGET	2 500

Note: Totals may not add due to rounding.

GENERAL FUND REVENUE

For January 2019, General Fund revenue reached $6.6 billion, an increase of $272 million compared to January 2018.

  Own-source revenue reached $4.9 billion, an increase of $242 million, or 5.2%, compared to January 2018.

  Federal transfers amounted to $1.7 billion, up $30 million compared to January 2018.

For the period from April 1, 2018 to January 31, 2019, General Fund revenue totalled $70.8 billion, an increase of $4.7 billion, or 7.0%, compared to January 31, 2018.

  Own-source revenue stood at $53.3 billion, up $4.0 billion, or 8.1%, compared to last year.

  – This increase is due primarily to growth in personal income tax ($1.6 billion), consumption taxes ($859 million) and corporate taxes ($834 million).

  Federal transfers amounted to $17.5 billion, up $680 million compared to January 31, 2018.

  – This growth stems primarily from a $543-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
		January			April to January
Revenue by source	2018	2019	Change (%)	2017-2018	2018-2019	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	1 342	1 483	10.5	18 048	19 648	8.9
Contributions for health services	577	585	1.4	6 161	6 417	4.2
Corporate taxes	549	507	–7.7	4 107	4 941	20.3
Consumption taxes	1 247	1 366	9.5	16 224	17 083	5.3
Other sources	108	138	27.8	1 307	1 493	14.2
Total own-source revenue excluding revenue from government enterprises	3 823	4 079	6.7	45 847	49 582	8.1
Revenue from government enterprises	822	808	–1.7	3 483	3 720	6.8
Total own-source revenue	4 645	4 887	5.2	49 330	53 302	8.1
Federal transfers
Equalization	924	978	5.8	9 234	9 777	5.9
Health transfers	512	500	–2.3	5 171	5 257	1.7
Transfers for post-secondary education and other social programs	137	116	–15.3	1 417	1 330	–6.1
Other programs	102	111	8.8	1 027	1 165	13.4
Total federal transfers	1 675	1 705	1.8	16 849	17 529	4.0
TOTAL	6 320	6 592	4.3	66 179	70 831	7.0

GENERAL FUND EXPENDITURE

For January 2019, General Fund expenditure totalled $6.8 billion, up $699 million, or 11.5%, compared to the same period the previous fiscal year.

  Program spending rose by $756 million, or 13.7%, to $6.3 billion.

  Debt service amounted to $530 million, a decrease of $57 million compared to the same period the previous year.

For the period from April 1, 2018 to January 31, 2019, General Fund expenditure totalled $66.9 billion, up $2.6 billion compared to the same period the previous fiscal year.

  Program spending rose by $3.0 billion, or 5.1%, reaching $61.3 billion.

  – The most significant changes were in the Health and Social Services mission ($1.1 billion), the Education and Culture mission ($1.1 billion) and the Economy and Environment mission ($589 million).

  Debt service amounted to $5.6 billion, a decrease of $388 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
	January				April to January
Expenditure by mission	2018	(8)	2019	Change (%)	2017-2018	(8)	2018-2019	Change (%)
Program spending
Health and Social Services	2 610		3 012	15.4	30 018		31 145	3.8
Education and Culture	1 709		1 885	10.3	15 296		16 398	7.2
Economy and Environment	325		442	36.0	4 114		4 703	14.3
Support for Individuals and Families	493		537	8.9	5 161		5 322	3.1
Administration and Justice	375		392	4.5	3 744		3 737	–0.2
Total program spending	5 512		6 268	13.7	58 333		61 305	5.1
Debt service	587		530	–9.7	5 949		5 561	–6.5
TOTAL	6 099		6 798	11.5	64 282		66 866	4.0

CONSOLIDATED ENTITIES

For January 2019, the results of consolidated entities showed a surplus of $184 million. These results include:

  a deficit of $33 million for special funds;

  dedicated revenues of $233 million for the Generations Fund;

  a deficit of $18 million for non-budget-funded bodies;

  a surplus of $2 million for the health and social services and education networks.

For the period from April 1, 2018 to January 31, 2019, the results of consolidated entities showed a surplus of $3.9 billion.

These results include:

  a surplus of $720 million for special funds;

  dedicated revenues of $2.6 billion for the Generations Fund;

  a surplus of $614 million for non-budget-funded bodies;

  a surplus of $17 million for the health and social services and education networks.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
				January 2019
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(5)	Total	adjustments	(9)	Total
Revenue	1 092	233	285	898	1 955	—		4 463	–2 431		2 032
Expenditure
Expenditure	–975	—	–285	–898	–1 918	2		–4 074	2 364		–1 710
Debt service	–150	—	—	—	–55	—		–205	67		–138
Subtotal	–1 125	—	–285	–898	–1 973	2		–4 279	2 431		–1 848
SURPLUS (DEFICIT)	–33	233	—	—	–18	2		184	—		184
				April 2018 to January 2019
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(5)	Total	adjustments	(9)	Total
Revenue	11 538	2 580	905	5 578	20 271	—		40 872	–22 815		18 057
Expenditure
Expenditure	–8 892	—	–905	–5 578	–19 205	17		–34 563	22 004		–12 559
Debt service	–1 926	—	—	—	–452	—		–2 378	811		–1 567
Subtotal	–10 818	—	–905	–5 578	–19 657	17		–36 941	22 815		–14 126
SURPLUS (DEFICIT)	720	2 580	—	—	614	17		3 931	—		3 931

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For January 2019, the consolidated net financial surplus stood at $2.3 billion, a decrease of $386 million over last year.

For the period from April 1, 2018 to January 31, 2019, the consolidated net financial surplus stood at $4.6 billion, a decrease of $934 million over last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
	January			April to January
	2018	2019	Change	2017-2018	2018-2019	Change
GENERAL FUND
Revenue
Own-source revenue	4 645	4 887	242	49 330	53 302	3 972
Federal transfers	1 675	1 705	30	16 849	17 529	680
Total revenue	6 320	6 592	272	66 179	70 831	4 652
Expenditure
Program spending	–5 512	–6 268	–756	–58 333	–61 305	–2 972
Debt service	–587	–530	57	–5 949	–5 561	388
Total expenditure	–6 099	–6 798	–699	–64 282	–66 866	–2 584
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	–115	–51	64	1 129	1 334	205
Health and social services and education networks(5)	103	2	–101	83	17	–66
Generations Fund	285	233	–52	1 818	2 580	762
Total consolidated entities	273	184	–89	3 030	3 931	901
SURPLUS (DEFICIT)(6)	494	–22	–516	4 927	7 896	2 969
Consolidated non-budgetary surplus (requirements)	2 185	2 315	130	642	–3 261	–3 903
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	2 679	2 293	–386	5 569	4 635	–934

BUDGET FORECASTS FOR 2018-2019
(millions of dollars)
	March 2018		March 2019
	budget	Adjustments	budget	(1)	Change (%)	(2)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	23 238	587	23 825		4.2
Contributions for health services	7 382	364	7 746		3.2
Corporate taxes	6 038	872	6 910		13.4
Consumption taxes	19 578	411	19 989		4.3
Other sources	1 655	119	1 774		3.6
Total own-source revenue excluding
revenue from government enterprises	57 891	2 353	60 244		5.1
Revenue from government enterprises	3 872	728	4 600		–1.3
Total own-source revenue	61 763	3 081	64 844		4.6
Federal transfers	21 044	–45	20 999		4.6
TOTAL GENERAL FUND REVENUE	82 807	3 036	85 843		4.6
Program spending
Health and Social Services	–38 541	–34	–38 575		5.1
Education and Culture	–20 368	–16	–20 384		7.4
Economy and Environment	–5 716	–316	–6 032		2.3
Support for Individuals and Families	–6 529	26	–6 504		2.8
Administration and Justice(10)	–5 715	339	–5 376		19.1
Total program spending	–76 869	—	–76 869		6.1
Debt service	–7 160	385	–6 775		–5.2
TOTAL GENERAL FUND EXPENDITURE	–84 029	385	–83 644		5.1
Net results of consolidated entities
Non-budget-funded bodies and special funds(4)	–339	615	276		—
Health and social services and education networks(5)	–26	51	25		—
Generations Fund	2 491	615	3 106		—
TOTAL CONSOLIDATED ENTITIES	2 126	1 281	3 407		—
SURPLUS (DEFICIT)(6)	904	4 702	5 606		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 491	–615	–3 106		—
Use of the stabilization reserve	1 587	–1 587	—		—
BUDGETARY BALANCE(7)	—	2 500	2 500		—

Note: Totals may not add due to rounding.

Notes
(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published in the additional tables available on the March 2019 budget documents’ webpage: www.budget.finances.gouv.qc.ca/budget/2019-2020/en/index.asp. However, it takes into account some reclassifications to conform to the 2018-2019 budgetary structure.

(2)	This is the annual change compared to actual results in 2017-2018, taking into account the transition to the 2018-2019 budgetary structure.
(3)	Details of transactions by type of entity are presented on page 5 of this report.
(4)	These results include consolidation adjustments.
(5)	The results of the networks are presented according to the modified equity method of accounting.
(6)	Balance within the meaning of the Public Accounts.
(7)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve, where applicable.
(8)	Certain expenditures were reclassified between missions to take into account the transition to the 2018-2019 budgetary structure.
(9)	Consolidation adjustments include the elimination of General Fund program spending.
(10)	The amounts include the Contingency Fund reserve.

The next monthly report, which will present the results at February 28, 2019, will be published on May 3, 2019.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.